Exhibit 4



                         AGREEMENT TO FURNISH
                           DEBT INSTRUMENTS



March 7, 1997

Securities and Exchange Commission
450 5th Street NW
Washington, DC  20549

Ladies/Gentlemen:

The company agrees to furnish the Commission upon request copies of the following long-term debt instruments:

1. Credit Agreement between Equitable of Iowa Companies and Morgan Guaranty Trust Company of New York, as Agent, and the Bank of New York, as Administrative Agent, and participating banks, dated May 10, 1996, re: line of credit in amount of $300,000,000.



Very truly yours,

s/  John A. Merriman

John A. Merriman
General Counsel/Secretary
Equitable of Iowa Companies